Exhibit 99.1

Bogota Financial Corp. Reports Results for the

Three and Six Months Ended June 30, 2024

NEWS PROVIDED BY

Bogota Financial Corp.

Teaneck, New Jersey, July 31, 2024 – Bogota Financial Corp. (NASDAQ: BSBK) (the “Company”), the holding company for Bogota Savings Bank (the “Bank”), reported a net loss for the three months ended June 30, 2024 of $432,000, or $0.03 per basic and diluted share, compared to net income of $857,000, or $0.07 per basic and diluted share, for the comparable prior year period. The Company reported a net loss for the six months ended June 30, 2024 of $873,000, or $0.07 per basic and diluted share, compared to net income of $1.8 million, or $0.14 per basic and diluted share, for the six months ended June 30, 2023.

On April 24, 2024, the Company announced it had received regulatory approval for the repurchase of up to 237,090 shares of its common stock, approximately 5% of its then outstanding common stock (excluding shares held by Bogota Financial, MHC). The program does not have a scheduled expiration date and the Board of Directors has the right to suspend or discontinue the program at any time. As of June 30, 2024, 107,323 shares have been repurchased pursuant to the program at a cost of $735,000.

Other Financial Highlights:

•

Total assets increased $35.4 million, or 3.8%, to $974.7 million at June 30, 2024 from $939.3 million at December 31, 2023, due to an increase in securities, offset by a decrease in cash and cash equivalents and loans.

•	Cash and cash equivalents decreased $7.3 million, or 29.4%, to $17.6 million at June 30, 2024 from $24.9 million at December 31, 2023 as excess funds were used to purchase securities.

•	Securities increased $46.4 million, or 32.8%, to $187.9 million at June 30, 2024 from $141.5 million at December 31, 2023.

•	Net loans decreased $7.1 million, or 1.0%, to $707.6 million at June 30, 2024 from $714.7 million at December 31, 2023.

•

Total deposits at June 30, 2024 were $649.1 million, increasing $23.8 million, or 3.8%, as compared to $625.3 million at December 31, 2023, primarily due to a $21.0 million increase in interest-bearing deposits primarily in certificates of deposit, and also by a $2.8 million increase in non-interest bearing demand accounts. The average rate on deposits increased 145 basis points to 3.91% for the first half of 2024 from 2.46% for 2023 due to higher interest rates and a larger percentage of deposits consisting of higher-costing certificates of deposit.

•	Federal Home Loan Bank advances increased $11.7 million, or 7.0% to $179.4 million at June 30, 2024 from $167.7 million as of December 31, 2023.

Kevin Pace, President and Chief Executive Officer, said “We have seen growth in our commercial lending portfolio and deposits. Our credit quality has remained strong through this growth as we continue to be prudent lenders. We remain focused on executing our strategic plan to deliver value to our shareholders and customers. Growth is a key component in our plan as we look to expand our services and technology offerings to attract new customers.”

“The Bank completed its third stock repurchase program earlier this year and promptly began its fourth buyback. We remain diligent in our efforts to show confidence in our value.”

Income Statement Analysis

Comparison of Operating Results for the Three Months Ended June 30, 2024 and June 30, 2023

Net income decreased by $1.3 million, or 150.5%, to a net loss of $432,000 for the three months ended June 30, 2024 from net income of $857,000 for the three months ended June 30, 2023. This decrease was primarily due to a decrease of $1.5 million in net interest income, partially offset by a decrease of $494,000 in income tax expense.

Interest income increased $1.1 million, or 11.3%, from $9.4 million for the three months ended June 30, 2023 to $10.5 million for the three months ended June 30, 2024 due to higher yields on interest-earning assets and an increase in the average balance of securities, partially offset by a decrease in the average balance of loans.

Interest income on cash and cash equivalents decreased $22,000, or 14.9%, to $127,000 for the three months ended June 30, 2024 from $149,000 for the three months ended June 30, 2023 due to a $3.8 million decrease in the average balance to $8.6 million for the three months ended June 30, 2024 from $12.4 million for the three months ended June 30, 2023, reflecting the use of excess cash to purchase securities. The decrease was offset by a 110 basis point increase in the average yield from 4.80% for the three months ended June 30, 2023 to 5.90% for the three months ended June 30, 2024 due to the higher interest rate environment.

Interest income on loans increased $157,000, or 1.9%, to $8.3 million for the three months ended June 30, 2024 compared to $8.1 million for the three months ended June 30, 2023 due primarily to an 11 basis point increase in the average yield from 4.59% for the three months ended June 30, 2023 to 4.70% for the three months ended June 30, 2024, offset by a $2.1 million decrease in the average balance to $710.1 million for the three months ended June 30, 2024 from $712.2 million for the three months ended June 30, 2023.

Interest income on securities increased $843,000, or 82.9%, to $1.9 million for the three months ended June 30, 2024 from $1.0 million for the three months ended June 30, 2023 primarily due to a $39.3 million increase in the average balance to $185.5 million for the three months ended June 30, 2024 from $146.2 million for the three months ended June 30, 2023, and due to a 123 basis point increase in the average yield from 2.78% for the three months ended June 30, 2023 to 4.01% for the three months ended June 30, 2024.

Interest expense increased $2.6 million, or 51.2%, from $5.1 million for the three months ended June 30, 2023 to $7.7 million for the three months ended June 30, 2024 due to higher costs and average balances on certificates of deposit and borrowings.

Interest expense on interest-bearing deposits increased $2.0 million, or 48.5%, to $6.2 million for the three months ended June 30, 2024 from $4.2 million for the three months ended June 30, 2023. The increase was due to a 131 basis point increase in the average cost of deposits to 3.99% for the three months ended June 30, 2024 from 2.68% for the three months ended June 30, 2023. The increase in the average cost of deposits was due to the higher interest rate environment and a change in the composition of the deposit portfolio. The average balances of certificates of deposit increased $23.9 million to $517.9 million for the three months ended June 30, 2024 from $494.0 million for the three months ended June 30, 2023 while the average balance of NOW/money market accounts and savings accounts decreased $20.6 million and $4.8 million for the three months ended June 30, 2024, respectively, compared to the three months ended June 30, 2023.

Interest expense on Federal Home Loan Bank advances increased $574,000, or 63.6%, from $903,000 for the three months ended June 30, 2023 to $1.5 million for the three months ended June 30, 2024. The increase was primarily due to an increase in the average balance of $49.8 million to $170.3 million for the three months ended June 30, 2024 from $120.5 million for the three months ended June 30, 2023. The increase was also due to an increase in the average cost of borrowings of 48 basis points to 3.49% for the three months ended June 30, 2024 from 3.01% for the three months ended June 30, 2023 due to the new borrowings being at higher rates. Cash flow hedges used to manage interest rate risk totaled $115.0 million at June 30, 2024. During the three months ended June 30, 2024, the use of the cash flow hedges reduced the interest expense on the Federal Home Loan Bank advances and certificates of deposit by $461,000.

Net interest income decreased $1.6 million, or 36.1%, to $2.7 million for the three months ended June 30, 2024 from $4.3 million for the three months ended June 30, 2023. The decrease reflected an 85 basis point decrease in our net interest rate spread to 0.72% for the three months ended June 30, 2024 from 1.57% for the three months ended June 30, 2023. Our net interest margin decreased 75 basis points to 1.21% for the three months ended June 30, 2024 from 1.96% for the three months ended June 30, 2023.

We recorded a $35,000 provision for credit losses for the three months ended June 30, 2024 compared to a $125,000 recovery for credit losses for the three-month period ended June 30, 2023. The entire provision in the second quarter of 2024 was due to an increase in corporate securities. In addition to the recorded provision, the Company reclassified $38,000 from the existing allowance for credit losses related to loans to the allowance for credit losses related to held-to-maturity securities to reflect the changing composition of the balance sheet and related credit risk.

Non-interest income increased by $20,000, or 7.0%, to $303,000 for the three months ended June 30, 2024 from $283,000 for the three months ended June 30, 2023. Bank-owned life insurance income increased $25,000, or 13.1%, due to higher balances during 2024, which was partially offset by a lower gain on sale of loans.

For the three months ended June 30, 2024, non-interest expense increased $94,000, or 2.6%, over the comparable 2023 period. Professional fees increased $146,000, or 128.1%, due to higher consulting expense related to strategic business planning. Data processing expense increased $83,000, or 35.5%, due to higher processing costs. Advertising expense also increased by $19,000, or 19.8%, which was related to promotions for our new branch location. This was offset by a $158,000, or 6.9% reduction in salaries and employee benefits, which decreased due to lower headcount and increased expenses in 2023 related to the retirement of the previous Chief Executive Officer.

Income tax expense decreased $494,000, or 232.1%, to a benefit of $281,000 for the three months ended June 30, 2024 from a $213,000 expense for the three months ended June 30, 2023. The decrease was due to a reduction of $1.8 million in taxable income.

Comparison of Operating Results for the Six Months Ended June 30, 2024 and June 30, 2023

Net income decreased by $2.7 million, or 147.2%, to a net loss of $873,000 for the six months ended June 30, 2024 from net income of $1.8 million for the six months ended June 30, 2023. This decrease was primarily due to a decrease of $3.4 million in net interest income, partially offset by a decrease of $1.1 million in income tax expense.

Interest income increased $2.1 million, or 11.5%, from $18.4 million for the six months ended June 30, 2023 to $20.5 million for the six months ended June 30, 2024 due to higher yields on interest-earning assets and an increase in the average balance of securities, partially offset by a decrease in the average balance of loans.

Interest income on cash and cash equivalents increased $22,000, or 8.7%, to $276,000 for the six months ended June 30, 2024 from $254,000 for the six months ended June 30, 2023 due a 171 basis point increase in the average yield from 4.82% for the six months ended June 30, 2023 to 6.53% for the six months ended June 30, 2024 due to the higher interest rate environment. The increase was partially offset by a $2.1 million decrease in the average balance to $8.5 million for the six months ended June 30, 2024 from $10.6 million for the six months ended June 30, 2023, reflecting the decrease of liquidity due to increased securities purchases.

Interest income on loans increased $666,000, or 4.2%, to $16.5 million for the six months ended June 30, 2024 compared to $15.8 million for the six months ended June 30, 2023 due primarily to 19 basis point increase in the average yield from 4.45% for the six months ended June 30, 2023 to 4.64% for the six months ended June 30, 2024, offset by a $3.3 million decrease in the average balance to $711.7 million for the six months ended June 30, 2024 from $715.1 million for the six months ended June 30, 2023.

Interest income on securities increased $1.3 million, or 60.4%, to $3.4 million for the six months ended June 30, 2024 from $2.1 million for the six months ended June 30, 2023 primarily due to a 111 basis point increase in the average yield from 2.74% for the six months ended June 30, 2023 to 3.85% for the six months ended June 30, 2024, and a $22.0 million increase in the average balance to $176.1 million for the six months ended June 30, 2024 from $154.0 million for the six months ended June 30, 2023.

Interest expense increased $5.5 million, or 57.6%, from $9.6 million for the six months ended June 30, 2023 to $15.1 million for the six months ended June 30, 2024 due to higher costs and average balances on certificates of deposit and borrowings.

Interest expense on interest-bearing deposits increased $4.3 million, or 54.2%, to $12.2 million for the six months ended June 30, 2024 from $7.9 million for the six months ended June 30, 2023. The increase was due to a 145 basis point increase in the average cost of deposits to 3.91% for the six months ended June 30, 2024 from 2.46% for the six months ended June 30, 2023. The increase in the average cost of deposits was due to the higher interest rate environment and a change in the composition of the deposit portfolio. The average balances of certificates of deposit increased $18.5 million to $517.2 million for the six months ended June 30, 2024 from $498.7 million for the six months ended June 30, 2023 while average NOW/money market accounts and savings accounts decreased $31.9 million and $7.5 million for the six months ended June 30, 2024, respectively, compared to the six months ended June 30, 2023.

Interest expense on Federal Home Loan Bank advances increased $1.2 million, or 73.6%, from $1.7 million for the six months ended June 30, 2023 to $2.9 million for the six months ended June 30, 2024. The increase was primarily due to an increase in the average balance of $54.2 million to $160.3 million for the six months ended June 30, 2024 from $106.1 million for the six months ended June 30, 2023. The increase was also due to an increase in the average cost of borrowings of 47 basis points to 3.66% for the six months ended June 30, 2024 from 3.19% for the six months ended June 30, 2023 due to the new borrowings being at higher rates. Cash flow hedges used to manage interest rate risk totaled $115.0 million at June 30, 2024. During the six months ended June 30, 2024, the use of the cash flow hedges reduced the interest expense on the Federal Home Loan Bank advances and certificates of deposit by $749,000.

Net interest income decreased $3.4 million, or 38.8%, to $5.4 million for the six months ended June 30, 2024 from $8.8 million for the six months ended June 30, 2023. The decrease reflected a 93 basis point decrease in our net interest rate spread to 0.68% for the six months ended June 30, 2024 from 1.61% for the six months ended June 30, 2023. Our net interest margin decreased 81 basis points to 1.20% for the six months ended June 30, 2024 from 2.01% for the six months ended June 30, 2023.

We recorded a $70,000 provision for credit losses for the six months ended June 30, 2024 compared to a $125,000 recovery for credit losses for the six-month period ended June 30, 2023. The entire provision in the first half of 2024 was due to an increase in held-to-maturity corporate securities. In addition to the recorded provision, the Company reclassified $38,000 from the existing allowance for credit losses related to loans to the allowance for credit losses related to held-to-maturity securities to reflect the changing composition of the balance sheet and related credit risk.

Non-interest income increased by $35,000, or 6.3%, to $602,000 for the six months ended June 30, 2024 from $567,000 for the six months ended June 30, 2023. Bank-owned life insurance income increased $51,000, or 13.5%, due to higher balances during 2024, which was partially offset by a lower gain on sale of loans.

For the six months ended June 30, 2024, non-interest expense increased $219,000, or 3.1%, over the comparable 2023 period. Professional fees increased $194,000, or 73.5% due to higher consulting expense related to strategic business planning. Data processing expense increased $110,000, or 21.5%, due to higher processing costs. These were offset by a $162,000, or 3.6% reduction in salaries and employee benefit, which decreased due to lower headcount and increased expenses in 2023 related to the retirement of the previous Chief Executive Officer.

Income tax expense decreased $1.1 million, or 211.2%, to a benefit of $568,000 for the six months ended June 30, 2024 from a $511,000 expense for the six months ended June 30, 2023. The decrease was due to a reduction of $3.8 million in taxable income.

Balance Sheet Analysis

Total assets were $974.7 million at June 30, 2024, representing an increase of $35.4 million, or 3.8%, from December 31, 2023. Cash and cash equivalents decreased $7.3 million during the period primarily due to the purchase of new securities offset by loan repayments. Net loans decreased $7.0 million, or 1.0%, due to $28.2 million in repayments including a $10.3 million decrease in the balance of residential loans, partially offset by new production of $21.2 million, including $11.0 million and $3.4 million of commercial real estate and commercial and industrial loans, respectively. Due to the interest rate environment, we have seen a decrease in demand for residential and construction loans, which have been primary drivers of our loan growth in recent periods. Securities held to maturity increased $8.4 million, or 11.6%, and securities available for sale increased $38.0 million or 55.1%, due to new purchases of mortgage-backed securities.

Delinquent loans increased $888,000 to $13.5 million, or 1.90% of total loans, at June 30, 2024, compared to $12.6 million at December 31, 2023. The increase was mostly due to one commercial real estate loan with a balance of $761,000, which is considered well-secured with a loan-to-value of 59%. During the same timeframe, non-performing assets increased from $12.8 million at December 31, 2023 to $13.0 million which represented 1.33% of total assets at June 30, 2024. No loans were charged-off during the three or six months ended June 30, 2024 or June 30, 2023. The Company’s allowance for credit losses related to loans was 0.39% of total loans and 21.20% of non-performing loans at June 30, 2024 compared to 0.39% of total loans and 21.81% of non-performing loans at December 31, 2023. The Bank does not have any exposure to commercial real estate loans secured by office space. At June 30, 2024, the Company’s allowance for credit losses related to held-to-maturity securities totaled $108,000 or 0.13% of the total held-to-maturity securities portfolio.

Total liabilities increased $36.3 million, or 4.5%, to $838.4 million mainly due to a $21.0 million increase in interest bearing deposits and by an $11.8 million increase in borrowings. Total deposits increased $23.8 million, or 3.8%, to $649.1 million at June 30, 2024 from $625.3 million at December 31, 2023. The increase in deposits reflected an increase in certificate of deposit accounts, which increased by $19.3 million to $512.6 million from $493.3 million at December 31, 2023, an increase in NOW deposit accounts, which increased by $3.5 million to $44.9 million from $41.3 million at December 31, 2023, and by an increase in noninterest bearing demand accounts, which increased by $2.8 million from $30.6 million at December 31, 2023 to $33.3 million at June 30, 2024. At June 30, 2024, brokered deposits were $91.2 million or 14.1% of deposits and municipal deposits were $35.4 million or 5.5% of deposits. At June 30, 2024, uninsured deposits represented 10.7% of the Bank’s total deposits. Federal Home Loan Bank advances increased $11.8 million, or 7.0%, due to new borrowings, for which the durations have primarily been short-term in nature as we remain mindful of the changing interest rate environment and potential for interest rate cuts from the Federal Reserve. Total borrowing capacity at the Federal Home Loan Bank is $304.2 million of which $179.4 million has been advanced.

Total stockholders’ equity decreased $830,000 to $136.3 million, due to a net loss of $873,000 and the repurchase of 107,323 shares of stock at a cost of $735,000, offset by a decrease in accumulated other comprehensive loss for securities available for sale of $483,000 and stock compensation of $150,000 for the three months ended June 30, 2024. At June 30, 2024, the Company’s ratio of average stockholders’ equity-to-total assets was 13.65%, compared to 15.32% at December 31, 2023.

About Bogota Financial Corp.

Bogota Financial Corp. is a Maryland corporation organized as the mid-tier holding company of Bogota Savings Bank and is the majority-owned subsidiary of Bogota Financial, MHC. Bogota Savings Bank is a New Jersey chartered stock savings bank that has served the banking needs of its customers in northern and central New Jersey since 1893. It operates from seven offices located in Bogota, Hasbrouck Heights, Upper Saddle River, Newark, Oak Ridge, Parsippany and Teaneck, New Jersey and operates a loan production office in Spring Lake, New Jersey.

Forward-Looking Statements

This press release contains certain forward-looking statements about the Company and the Bank. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, inflation, general economic conditions or conditions within the securities markets, real estate market values in the Bank’s lending area, changes in liquidity, including the size and composition of our deposit portfolio and the percentage of uninsured deposits in the portfolio; the availability of low-cost funding; our continued reliance on brokered and municipal deposits; demand for loans in our market area; changes in the quality of our loan and security portfolios, economic assumptions or changes in our methodology, either of which may impact our allowance for credit losses calculation, increases in non-performing and classified loans, monetary and fiscal policies of the U.S. Government including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, a failure in or breach of the Company’s operational or security systems or infrastructure, including cyberattacks, the failure to maintain current technologies, failure to retain or attract employees and legislative, accounting and regulatory changes that could adversely affect the business in which the Company and the Bank are engaged.

The Company undertakes no obligation to revise these forward-looking statements or to reflect events or circumstances after the date of this press release.

BOGOTA FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(unaudited)

	As of	As of
	June 30, 2024	December 31, 2023
Assets
Cash and due from banks	$8,271,970	$13,567,115
Interest-bearing deposits in other banks	9,319,571	11,362,356

Cash and cash equivalents	17,591,541	24,929,471
Securities available for sale, at fair value	106,861,767	68,888,179
Securities held to maturity, net of allowance for securities credit losses of $108,000 and zero, respectively (fair value - $74,024,249 and $65,374,753, respectively)	81,065,793	72,656,179
Loans, net of allowance for credit losses of $2,747,950 and $2,785,949, respectively	707,645,118	714,688,635
Premises and equipment, net	7,938,263	7,687,387
Federal Home Loan Bank (FHLB) stock and other restricted securities	9,141,200	8,616,100
Accrued interest receivable	4,230,702	3,932,785
Core deposit intangibles	178,513	206,116
Bank-owned life insurance	31,414,865	30,987,851
Other assets	8,681,855	6,731,500

Total Assets	$974,749,617	$939,324,203

Liabilities and Equity
Non-interest bearing deposits	$33,345,648	$30,554,842
Interest bearing deposits	615,774,225	594,792,300

Total deposits	649,119,873	625,347,142
FHLB advances-short term	60,000,000	37,500,000
FHLB advances-long term	119,449,102	130,189,663
Advance payments by borrowers for taxes and insurance	3,238,297	2,733,709
Other liabilities	6,598,699	6,380,486

Total liabilities	838,405,971	802,151,000

Stockholders’ Equity
Preferred stock $0.01 par value 1,000,000 shares authorized, none issued and outstanding at June 30, 2024 and December 31, 2023	—	—
Common stock $0.01 par value, 30,000,000 shares authorized, 13,148,824 issued and outstanding at June 30, 2024 and 13,279,230 at December 31, 2023	131,388	132,792
Additional paid-in capital	55,561,684	56,149,915
Retained earnings	91,303,609	92,177,068
Unearned ESOP shares (396,415 shares at June 30, 2024 and 409,750 shares at December 31, 2023)	(4,671,196)	(4,821,798)
Accumulated other comprehensive loss	(5,981,839)	(6,464,774)

Total stockholders’ equity	136,343,646	137,173,203

Total liabilities and stockholders’ equity	$974,749,617	$939,324,203

BOGOTA FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Interest income
Loans, including fees	$8,299,404	$8,141,719	$16,506,796	$15,841,157
Securities
Taxable	1,846,717	996,338	3,363,060	2,047,598
Tax-exempt	13,124	20,232	26,272	65,134
Other interest-earning assets	314,964	248,914	639,268	470,503

Total interest income	10,474,209	9,407,203	20,535,396	18,424,392

Interest expense
Deposits	6,253,895	4,210,984	12,223,776	7,925,981
FHLB advances	1,476,600	902,839	2,916,669	1,680,193

Total interest expense	7,730,495	5,113,823	15,140,445	9,606,174

Net interest income	2,743,714	4,293,380	5,394,951	8,818,218
Provision (recovery) for credit losses	35,000	(125,000)	70,000	(125,000)

Net interest income after provision (recovery) for credit losses	2,708,714	4,418,380	5,324,951	8,943,218

Non-interest income
Fees and service charges	49,203	45,700	107,790	97,852
Gain on sale of loans	—	16,150	—	29,375
Bank-owned life insurance	215,056	190,147	427,015	376,200
Other	38,945	31,479	67,477	63,328

Total non-interest income	303,204	283,476	602,282	566,755

Non-interest expense
Salaries and employee benefits	2,143,388	2,301,236	4,301,953	4,463,605
Occupancy and equipment	366,908	358,757	738,025	741,544
FDIC insurance assessment	106,716	127,119	207,313	187,119
Data processing	318,520	235,095	622,125	512,192
Advertising	115,100	96,083	225,200	243,383
Director fees	151,549	159,338	307,249	318,675
Professional fees	260,112	114,018	456,897	263,268
Other	263,490	240,562	510,112	419,770

Total non-interest expense	3,725,783	3,632,208	7,368,874	7,149,556

(Loss) income before income taxes	(713,865)	1,069,648	(1,441,641)	2,360,417
Income tax (benefit) expense	(281,386)	213,007	(568,182)	511,069

Net (loss) income	$(432,479)	$856,641	$(873,459)	$1,849,348

(Loss) earnings per Share - basic	$(0.03)	$0.07	$(0.07)	$0.14
(Loss) earnings per Share - diluted	$(0.03)	$0.07	$(0.07)	$0.14
Weighted average shares outstanding - basic	12,803,925	13,079,302	12,828,428	13,137,522
Weighted average shares outstanding - diluted	12,803,925	13,081,158	12,828,428	13,162,056

BOGOTA FINANCIAL CORP.

SELECTED RATIOS

(unaudited)

	At or For the Three Months Ended June 30,		At or for the Six Months Ended June 30,
	2024	2023	2024	2023
Performance Ratios (1):
(Loss) return on average assets (2)	(0.18)%	0.37%	(0.18)%	0.40%
(Loss) return on average equity (3)	(1.32)%	2.46%	(1.32)%	2.68%
Interest rate spread (4)	0.76%	1.57%	0.68%	1.61%
Net interest margin (5)	1.24%	1.96%	1.20%	2.01%
Efficiency ratio (6)	122.28%	79.36%	122.87%	76.18%
Average interest-earning assets to average interest-bearing liabilities	114.12%	116.72%	114.56%	117.09%
Net loans to deposits	106.74%	107.52%	113.07%	107.52%
Average equity to average assets (7)	13.48%	14.94%	14.71%	14.82%
Capital Ratios:
Tier 1 capital to average assets			13.52%	15.96%
Asset Quality Ratios:
Allowance for credit losses as a percent of total loans			0.39%	0.39%
Allowance for credit losses as a percent of non-performing loans			21.20%	21.04%
Net charge-offs to average outstanding loans during the period			0.00%	0.00%
Non-performing loans as a percent of total loans			1.82%	1.87%
Non-performing assets as a percent of total assets			1.33%	1.42%

(1)	Certain performance ratios for the three and six months ended June 30, 2024 and 2023 are annualized.
(2)	Represents net (loss) income divided by average total assets.
(3)	Represents net (loss) income divided by average stockholders’ equity.
(4)

Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities. Tax exempt income is reported on a tax equivalent basis using a combined federal and state marginal tax rate of 27.5% for 2024 and 2023.

(5)

Represents net interest income as a percent of average interest-earning assets. Tax exempt income is reported on a tax equivalent basis using a combined federal and state marginal tax rate of 27.5% for 2024 and 2023.

(6)	Represents non-interest expenses divided by the sum of net interest income and non-interest income.
(7)	Represents average stockholders’ equity divided by average total assets.

LOANS

Loans are summarized as follows at June 30, 2024 and December 31, 2023:

	June 30,	December 31,
	2024	2023
	(unaudited)
Real estate:
Residential First Mortgage	$475,726,924	$486,052,422
Commercial Real Estate	110,832,807	99,830,514
Multi-Family Real Estate	75,230,316	75,612,566
Construction	38,492,041	49,302,040
Commercial and Industrial	10,067,071	6,658,370
Consumer	43,909	18,672

Total loans	710,393,068	717,474,584
Allowance for credit losses	(2,747,950)	(2,785,949)

Net loans	$707,645,118	$714,688,635

The following tables set forth the distribution of total deposit accounts, by account type, at the dates indicated (unaudited).

	At June 30,			At December 31,
	2024			2023
	Amount	Percent	Average Rate	Amount	Percent	Average Rate
	(unaudited)
Noninterest bearing demand accounts	$33,345,648	5.14%	—%	$30,555,546	4.89%	—%
NOW accounts	44,855,584	6.91%	2.29	41,320,723	6.61%	1.90
Money market accounts	12,619,901	1.94%	0.29	14,641,000	2.34%	0.30
Savings accounts	45,698,159	7.04%	1.81	45,554,964	7.28%	1.76
Certificates of deposit	512,600,581	78.97%	4.38	493,274,767	78.88%	4.00

Total	$649,119,873	100.00%	3.75%	$625,347,000	100.00%	3.42%

Average Balance Sheets and Related Yields and Rates

The following tables present information regarding average balances of assets and liabilities, the total dollar amounts of interest income and dividends from average interest-earning assets, the total dollar amounts of interest expense on average interest-bearing liabilities, and the resulting annualized average yields and costs. The yields and costs for the periods indicated are derived by dividing income or expense by the average balances of assets or liabilities, respectively, for the periods presented. Average balances have been calculated using daily balances. Nonaccrual loans are included in average balances only. Loan fees are included in interest income on loans and are not material.

	Three Months Ended June 30,
	2024			2023
	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost
	(Dollars in thousands)
Assets:	(unaudited)
Cash and cash equivalents	$8,644	$127	5.90%	$12,449	$149	4.80%
Loans	710,058	8,299	4.70%	712,201	8,142	4.59%
Securities	185,497	1,860	4.01%	146,225	1,017	2.78%
Other interest-earning assets	8,689	188	8.66%	6,358	99	6.26%

Total interest-earning assets	912,888	10,474	4.61%	877,233	9,407	4.30%
Non-interest-earning assets	58,933			54,156

Total assets	$971,821			$931,389

Liabilities and equity:
NOW and money market accounts	$67,687	$329	1.96%	$88,256	$355	1.61%
Savings accounts	44,093	205	1.87%	48,875	92	0.75%
Certificates of deposit (1)	517,882	5,720	4.44%	493,986	3,764	3.06%

Total interest-bearing deposits	629,662	6,254	3.99%	631,117	4,211	2.68%
Federal Home Loan Bank advances (1)	170,295	1,476	3.49%	120,485	903	3.01%

Total interest-bearing liabilities	799,957	7,730	3.89%	751,602	5,114	2.73%

Non-interest-bearing deposits	39,162			38,841
Other non-interest-bearing liabilities	1,654			1,768

Total liabilities	840,773			792,211
Total equity	131,048			139,178

Total liabilities and equity	$971,821			$931,389

Net interest income		$2,744			$4,293

Interest rate spread (2)			0.72%			1.57%
Net interest margin (3)			1.21%			1.96%
Average interest-earning assets to average interest-bearing liabilities	114.12%			116.72%

1.

Cash flow hedges are used to manage interest rate risk. During the three months ended June 30, 2024 and 2023, the net effect on interest expense on the Federal Home Loan Bank advances and certificates of deposit was a reduced expense of $461,000 and $92,000, respectively.

2.	Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
3.	Net interest margin represents net interest income divided by average total interest-earning assets.

	Six Months Ended June 30,
	2024			2023
	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost
	(Dollars in thousands)
Assets:
Cash and cash equivalents	$8,505	$276	6.50%	$10,634	$254	4.82%
Loans	711,744	16,507	4.64%	715,066	15,841	4.45%
Securities	176,081	3,389	3.85%	154,049	2,113	2.74%
Other interest-earning assets	8,395	363	8.65%	5,851	216	7.40%

Total interest-earning assets	904,725	20,535	4.54%	885,600	18,424	4.18%
Non-interest-earning assets	59,313			54,482

Total assets	$964,038			$940,082

Liabilities and equity:
NOW and money market accounts	$68,569	$664	1.95%	$100,419	$735	1.48%
Savings accounts	43,720	403	1.85%	51,233	162	0.64%
Certificates of deposit (1)	517,189	11,157	4.34%	498,652	7,029	2.84%

Total interest-bearing deposits	629,478	12,224	3.91%	650,304	7,926	2.46%
Federal Home Loan Bank advances (1)	160,282	2,916	3.66%	106,061	1,680	3.19%

Total interest-bearing liabilities	789,760	15,140	3.86%	756,365	9,606	2.56%

Non-interest-bearing deposits	38,425			38,266
Other non-interest-bearing liabilities	2,763			6,146

Total liabilities	830,948			800,777
Total equity	133,090			139,305

Total liabilities and equity	$964,038			$940,082

Net interest income		$5,395			$8,818

Interest rate spread (2)			0.68%			1.61%
Net interest margin (3)			1.20%			2.01%
Average interest-earning assets to average interest-bearing liabilities	114.56%			117.09%

1.

Cash flow hedges are used to manage interest rate risk. During the six months ended June 30, 2024 and 2023, the net effect on interest expense on the Federal Home Loan Bank advances and certificates of deposit was a reduced expense of $749,000 and $139,000, respectively.

2.	Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
3.	Net interest margin represents net interest income divided by average total interest-earning assets.

Rate/Volume Analysis

The following table sets forth the effects of changing rates and volumes on net interest income. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The net column represents the sum of the prior columns. Changes attributable to changes in both rate and volume that cannot be segregated have been allocated proportionally based on the changes due to rate and the changes due to volume.

	Three Months Ended June 30, 2024			Six Months Ended June 30, 2024
	Compared to			Compared to
	Three Months Ended June 30, 2023			Six Months Ended June 30, 2023
	Increase (Decrease) Due to			Increase (Decrease) Due to
	Volume	Rate	Net	Volume	Rate	Net
	(In thousands)
Interest income:	(unaudited)
Cash and cash equivalents	$(169)	$147	$(22)	$(122)	$144	$22
Loans receivable	(158)	315	157	(201)	867	666
Securities	318	525	843	333	943	1,276
Other interest earning assets	43	46	89	106	41	147

Total interest-earning assets	35	1,032	1,067	115	1,996	2,111

Interest expense:
NOW and money market accounts	(331)	305	(26)	(507)	436	(71)
Savings accounts	(60)	173	113	(72)	313	241
Certificates of deposit	189	1,767	1,956	271	3,857	4,128
Federal Home Loan Bank advances	413	160	573	959	277	1,236

Total interest-bearing liabilities	211	2,405	2,616	652	4,882	5,534

Net decrease in net interest income	$(176)	$(1,373)	$(1,549)	$(537)	$(2,886)	$(3,423)

Contacts

Kevin Pace – President & CEO, 201-862-0660 ext. 1110